Exhibit 99.1

The Empire District Electric Company Reports Second Quarter 2015 Earnings; Declares Quarterly Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--July 30, 2015--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.26 per share. The dividend is payable September 15, 2015, to holders of record as of September 1, 2015. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2015.

The Company reported consolidated earnings for the second quarter of 2015 of $6.8 million, or $0.16 per share ($0.15 on a diluted basis), compared to same quarter 2014 earnings of $11.2 million, or $0.26 per share. Earnings for the twelve months ended June 30, 2015 were $56.4 million, or $1.30 per share ($1.29 on a diluted basis), compared to earnings of $71.3 million, or $1.66 per share ($1.65 on a diluted basis), for the twelve months ended June 30, 2014.

Earnings were lower this quarter over the same quarter last year, primarily due to higher generation maintenance expense and higher depreciation expense. At our SLCC generating facility, maintenance expense increased approximately $3.1 million due to a planned major maintenance outage the effect of which will be offset by lower planned maintenance throughout our system the remainder of the year. The new maintenance contract for the Riverton facility also increased maintenance costs approximately $0.6 million over the same quarter last year. Electric depreciation expense increased approximately $1.9 million reflecting depreciation on the Asbury Air Quality Control System (AQCS) environmental upgrade. Margin was relatively unchanged for the second quarter of 2015 versus the same quarter in 2014.

The decrease in earnings for the twelve month period ended June 30, 2015, versus the comparable prior year period, was primarily driven by lower gross margin resulting from milder weather for the comparable periods, and increased operations, maintenance and depreciation expenses.

As announced, on June 24, 2015, the MPSC granted new rates for Missouri customers (the Order). The rates are effective July 26, 2015. The Order approved an annual increase in base revenues of about $17.1 million or 3.90%, consistent with the non-unanimous stipulation and agreement filed April 8, 2015.

Regarding the Company’s second quarter 2015 results, Bradley P. Beecher, President and CEO, stated the following: “Our second quarter results were on target with our 2015 earnings guidance. The implementation of our new Missouri rates on July 26 will enable us to begin recovering the cost of our Asbury environmental upgrade. The Order is also reflective of fuel cost savings achieved through the SPP integrated marketplace. Given the expected earnings build as a result of these new customer rates, our full-year weather normal earnings guidance range of $1.30 to $1.45 per share we provided in February of this year remains unchanged.”

Second Quarter 2015 Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) increased approximately $0.7 million or 0.8% during the second quarter 2015 compared to the second quarter 2014. Electric segment gross margin was positively impacted by increased customer counts, which added an estimated $0.6 million to revenues. Negative impacts to electric segment margin included milder weather and other volumetric factors, which decreased revenues an estimated $0.5 million. Lower wholesale customer rates drove a reduction in revenues of an estimated $1.2 million, reflecting lower fuel costs.

Changes in net revenues related to the Southwest Power Pool (SPP) Integrated Marketplace and fuel recovery revenues combined to reduce revenues by $12.8 million during the second quarter 2015 compared to the second quarter 2014, however this decrease is offset by a similar decrease in fuel expense, resulting in a negligible impact on gross margin.

Gas segment gross margin (gas revenues less cost of gas sold and transported) declined $0.1 million or 1.7% to $4.2 million.

Consolidated quarterly earnings were also negatively impacted by:

  Maintenance and Repair expense increases of approximately $4.2 million, as previously mentioned,
  Depreciation and Amortization expense increases of approximately $2.0 million,
  Interest expense increases of approximately $0.7 million, and
  Changes in Allowance For Funds Used During Construction (AFUDC), which decreased earnings by approximately $0.4 million.

Consolidated net income decreased approximately $4.4 million in the second quarter of 2015 compared to the 2014 quarter.

Twelve Months Ended June 2015 Results

Electric segment gross margin decreased approximately $2.2 million during the twelve month period ended June 30, 2015 versus the comparable prior year period resulting from lower sales. Milder weather in the twelve month period ended June 30, 2015 versus the comparable prior year period resulted in a 1.4% decrease in on-system sales as a decline in residential sales was not fully offset by increases in commercial and industrial sales.

Electric segment gross margin was negatively impacted by:

  Weather and other volumetric factors, which decreased revenues an estimated $8.7 million, and
  A previously disclosed $1.4 million refund to the Company’s FERC wholesale customers in January 2015 reflecting lower fuel costs from the SPP Integrated market.

Positive impacts to electric segment gross margin included:

  Increased customer counts, which added an estimated $2.0 million to revenues, and
  Increased customer rates, which added an estimated $1.5 million to revenues.

Gas segment gross margin decreased approximately $1.3 million or 5.3% on decreased revenues of $7.0 million versus the comparable prior year period. Gas segment results were unfavorably impacted by the milder heating season during the twelve month period ended June 30, 2015 versus the comparable prior year period.

Consolidated twelve month ended earnings were also negatively impacted by:

  Operating expense increases of approximately $4.3 million, primarily due to increased transmission expense,
  Maintenance expense increases of approximately $7.5 million driven by the previously mentioned items,
  Depreciation and amortization expense increases of approximately $5.6 million,
  Property and other tax increases of approximately $1.2 million, and
  Interest expense increases of approximately $1.7 million.

Twelve month ended consolidated earnings were positively impacted by $1.0 million from AFUDC changes.

Consolidated net income decreased approximately $14.8 million in the 2015 twelve month ended period compared to 2014.

Selected unaudited consolidated financial data for the quarters and twelve months ended June 30, 2015 and June 30, 2014 is presented in the table on the following page.

(dollars in millions, except Per Share data)

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2015	2014	Change *	2015	2014	Change *
Electric Revenues	$126.3	$140.8	($14.5)	$567.6	$574.5	($6.9)
Electric Fuel and Purchased Power	39.2	54.4	(15.2)	193.3	198.0	(4.7)
Electric Margin	87.1	86.4	0.7	374.3	376.5	(2.2)

Gas Revenues	6.2	7.0	(0.8)	46.4	53.4	(7.0)
Cost of Gas Sold and Transported	2.0	2.7	(0.7)	22.8	28.5	(5.7)
Gas Margin	4.2	4.3	(0.1)	23.6	24.9	(1.3)

Other Revenues	2.0	2.0	0.0	8.1	8.1	0.0
Gross Margin	93.3	92.7	0.6	406.0	409.5	(3.5)

Less:
Operating and Maintenance Expenses	44.0	39.8	4.2	165.5	153.5	12.0
Depreciation and Amortization	20.1	18.2	1.9	77.2	71.7	5.5
Taxes	13.1	15.3	(2.2)	71.5	78.6	(7.1)
Operating Income	16.1	19.5	(3.4)	91.8	105.7	(13.9)
Interest Expense and Other, net	9.3	8.3	1.0	35.4	34.4	1.0
Net Income	$6.8	$11.2	($4.4)	$56.4	$71.3	($14.9)

Earnings Per Share (Basic)	$0.16	$0.26	($0.10)	$1.30	$1.66	($0.36)
Earnings Per Share (Diluted)	$0.15	$0.26	($0.11)	$1.29	$1.65	($0.36)

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
			%			%
	2015	2014	Change *	2015	2014	Change *
Electric On-System kWh Sales (in millions):
Residential	347	370	-6.2%	1,876	1,990	-5.7%
Commercial	394	382	3.2%	1,585	1,576	0.6%
Industrial	272	262	3.8%	1,050	1,009	4.1%
Other	110	110	0.1%	461	469	-1.8%
Total On-System Electric Sales	1,123	1,124	-0.1%	4,972	5,044	-1.4%

Retail Gas Sales (billion cubic feet):
Residential	0.21	0.26	-19.5%	2.44	2.87	-15.1%
Commercial/Industrial	0.12	0.14	-12.6%	1.18	1.43	-17.9%
Other	0.00	0.00	-39.4%	0.03	0.04	-16.4%
Total Retail Gas Sales	0.33	0.40	-17.2%	3.65	4.34	-16.0%

* Slight differences from actual results may occur due to rounding to millions.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – June 30, 2014	$0.26	$1.66

Gross Margins
Electric segment	0.01	(0.03)
Gas segment	0.00	(0.02)
Other segment	0.00	0.00
Total Gross Margins	0.01	(0.05)

Expenses
Operating	0.00	(0.06)
Maintenance and repairs	(0.06)	(0.11)
Depreciation and amortization	(0.03)	(0.08)
Property & Other taxes	(0.01)	(0.02)
Other income and deductions	0.00	(0.01)
Interest charges	(0.01)	(0.03)
AFUDC	0.00	0.01
Dilutive effect of additional shares issued	0.00	(0.01)

Basic Earnings Per Share – June 30, 2015	$0.16	$1.30

Diluted Earnings Per Share – June 30, 2015	$0.15	$1.29

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended June 30, 2015 versus June 30, 2014 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believes useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

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Earnings Guidance

The guidance range of $1.30 to $1.45 per share communicated in February 2015 remains unchanged. This range assumed 30-year average weather, overall system energy growth of less than 1%, and increased operating costs, driven by a full year of service from our Asbury AQCS upgrade. Given the Missouri rate case order is reflective of lower fuel costs with little impact on margin, our guidance range remains unchanged. Other factors that may impact earnings include variations in customer growth and usage projections and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, July 31, 2015, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2015. To phone in to the conference call, parties in the United States should dial 1-888-243-4451, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary, The Empire District Gas Company) and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K and Form 10-Q.

CONTACT:
The Empire District Electric Company
Investor Relations:
Dale Harrington, 417-625-4222
Director of Investor Relations
dharrington@empiredistrict.com
or
Media Communications:
Julie Maus, 417-625-5101
Director of Corporate Communications
jmaus@empiredistrict.com